FOR IMMEDIATE RELEASE

                             SUN RIVER ENERGY, INC.
                  ANNOUNCES ADDITIONS TO ITS STAFF AND ADVISORS

WHEAT RIDGE, CO - - (MARKET WIRE) - - October 21, 2009 - Sun River Energy, Inc. (OTCBB: SNRV) is pleased to announce the addition of three outstanding members to its nascent management team. With these additions, the company is taking a significant step forward along its plan to become a major player in oil and gas exploration and production in the Rockies. The company's plan hinges on developing business assets through successful exploration, rather than production purchases. "Typically, the only upside in purchasing an existing field occurs if prices rise faster than the seller thinks they will, or if the buyer has significantly better operational costs. In both cases, gains tend to be marginal compared to being the company in control of a major new discovery." According to Mr. Jay Leaver, President of Sun River.

Sun River is pleased to announce that the Board of Directors have appointed Joe Kelloff as COO of Sun River Energy, Inc. Joe Kelloff is highly experienced in drilling and production in the oil and gas industry with extensive experience in Rocky Mountain exploration and production.

In May 1994, Mr. Kelloff received his Bachelor of Science in Petroleum Engineering from the Colorado School of Mines. He has been a member of the Society of Petroleum Engineers since 1992 and has been a member of CM Production, LLC's Board of Advisors since 2008.

From 1994 to 2000, Mr. Kelloff held several positions with Mobile Exploration and Producing U.S., Inc. where from 1994 to 1997, he worked as a Production Engineer and from 1996 to 1997, he worked as a Business Analyst. In addition, while with Mobile Exploration and Producing, U.S., from 1997 to 1999, he worked as a Production Engineer, and from 1999 to 2000, he was an Operations/Surveillance Engineer.

In 2000 till 2003 Mr. Kelloff worked as an Operations Engineer for Merit Energy Company. He was a District Engineer for Patina Oil and Gas Corporation from 2002 to 2005. From 2005 to 2006, he was a Manager - E&P Planning at Hess Corporation. He was a Director of Western Production at Petroleum Development Corporation from 2006 to 2008.

Mr. Kelloff, as COO, will coordinate with the Company's President, Mr. Jay Leaver, the exploration of both of Sun River's existing prospects as well as seeking new projects in the Rocky Mountain Region. Mr. Leaver said, "I am excited by this addition to Sun River's staff. Mr. Kelloff's experience and skills will be invaluable to Sun River's burgeoning exploration and development arm.."

Sun River also announces that Mr. Jim Sullivan, a member of the Advisory Board of Sun River, has been appointed Vice President of Land Management and will coordinate acquisition/leasing of mineral prospects and acquisition negotiations. Mr. Leaver stated that "Mr. Sullivan has wide experience in the Rockies and Midwest in mineral land acquisition and management. In addition, he has valuable skills as a negotiator that will be a critical asset to the company."

Mr. Sullivan has over 35 years of experience in all phases of oil and gas land work, which has included both domestic and offshore projects. He begun providing independent land brokerage services in 1978 and currently owns Energy West Corporation. Since beginning his career, he has represented and/or collaborated with over 200 different clients and partners in various facets of land and exploration work. These relationships have culminated in leasing over 5 million acres of leasehold interest. Mr. Sullivan has also consulted for banking institutions and investment banking firms, acted as an expert witness in the area of petroleum land work and performed non-producing acreage evaluations.

Sun River also announces that Mr. Erwin Single has been appointed to the Advisory Board of Sun River. Mr. Leaver stated, "Mr. Single has over 50 years of Rockies exploration and development experience as a professional geologist and will provide tremendous depth to Sun River's management as it expands its exploration in the Rockies. In addition, his long experience in business evaluation will help us navigate the array of plentiful opportunities available in today's market."

Mr. Single was employed 15 years with Shell Oil Company, advancing in technical and management capacities to the level of Division Geologist where he was responsible for all geological activities in the Rocky Mountain Region with a staff of 50 people. Since leaving Shell, Mr. Single has been a founder, director and Executive Vice President of Exploration and Production for two independent oil companies. During his career, Mr. Single was responsible for all phases of operational activity related to exploration and production. This included the management, planning, and coordination of geology, geophysics, engineering, lease acquisition, exploration and development drilling, well evaluation and completion, and production operations. He coordinated drilling operations for over 400 wells, supervised some 35 production personnel, including production engineers, drilling superintendents, field supervisors and pumpers.

As an explorationist, Mr. Single has been responsible for the development of successful exploration programs and the drilling of over 550 wells with a greater than 55% success ratio. He has been directly involved in the discovery and development of oil and natural gas in fields located in California, Colorado, Illinois, Kansas, Louisiana, Montana, New Mexico, North Dakota, Ohio, Oklahoma, Texas and Wyoming. He has also had natural gas discoveries in Colorado, Ohio, Texas and Wyoming, and been involved in the drilling of some 100 gas wells with reserves of over 200 billion cubic feet of gas.

Mr. Leaver is pleased to welcome these additions to the Sun River team. "With Mr. Kelloff heading up our drilling and development efforts, Mr. Sullivan managing our Land team, and Mr. Single providing key experienced insight into business and geology, Sun River is poised to take the stage as a dynamic contender in oil and gas exploration and development."

Notice Regarding Forward-Looking Statements

         This news release contains "forward-looking statement," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of our exploration program at our energy properties and any anticipated future production. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with petroleum exploration and development stage exploration companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in the press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.